PROSPECTUS	Pricing Supplement No.: 4439
March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated September 18, 2006
March 29, 2006	Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	September 18, 2006
Settlement Date (Original Issue Date):	September 21, 2006
Maturity Date:	October 21, 2010
Principal Amount:	US$275,000,000
Price to Public (Issue Price):	100.159%
Agents Commission:	0.20%
All-in Price:	99.959%
Accrued Interest:	US$2,661,694.44
Net Proceeds to Issuer:	US$277,548,944.44 (which includes accrued interest)
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.10%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 21, April 21, July 21, and October 21 of each year, commencing October 21, 2006 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to each Interest Reset Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Page 2
Dated September 18, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GS70
ISIN:	US36962GS701
Common Code:	023355582

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issues of US$1,000,000,000, US$150,000,000 and US$300,000,000 principal amount of Floating Rate Notes due October 21, 2010 as described in the Issuers pricing supplements numbered 4240, 4406 and 4436, respectively and dated October 18, 2005, August 3, 2006 and September 13, 2006, respectively.

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated. and Citigroup Capital Markets Inc. (collectively, the "Underwriters"), as principal, at 100.159% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Morgan Stanley & Co. Incorporated	$175,000,000
Citigroup Capital Markets Inc.	$100,000,000
Total	$275,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 2
Dated September 18, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.